Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Scott Sutton	Date	February 24, 2021
Telephone:	+1-224-343-5538	Email:	scott.sutton@lasalle.com

JLL Income Property Trust
Acquires Premier New Jersey Life Sciences Facility

Chicago (February 24, 2021) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with more than $3.5 billion in portfolio assets and 85 properties, today announced the acquisition of 170 Park Avenue, a 147,000-square-foot, world-class, purpose-built life sciences building in Florham Park, New Jersey. The property is net-leased on a long-term basis as premier laboratory space and the corporate headquarters for Celularity Inc., a clinical-stage biotechnology company. The purchase price was approximately $47 million.

“Within the office sector our priority investments are healthcare oriented, focusing on medical office and life science properties,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “In a post-COVID environment of eroding fundamentals for traditional multi-tenant office properties, these two healthcare-oriented sectors stand out for their lower vacancy rates, healthy net absorption and balanced new supply due to significant barriers to entry because of higher construction and tenant improvement costs. These factors also lead to higher tenant retention even during periods of weakness within traditional office market environments.”

Swaringen added: “While we are excited about expanding our healthcare allocation, we were also attracted to acquiring 170 Park Avenue significantly below replacement cost and with tenant and prior owner-funded improvements to the building in excess of $80 million. Celularity’s improvements resulted in 170 Park housing some of the most advanced laboratory and manufacturing space for cellular medicine and biomaterials in the country.”

The lease term is for 15 years and provides for an average of 2.5 percent annual rent increases.

With over 3,200 life science companies, New Jersey is a major biopharmaceutical and drug development hub within the US. The New Jersey life science market totals in excess of 17 million square feet of research, development and lab space ranking among the top markets in the country behind Boston, San Francisco and San Diego. This area boasts a highly skilled workforce with a robust pipeline for STEM graduates from nearby colleges and universities. Global big-pharma companies in this area include Bristol-Myers Squibb, Celgene, Merck, Bayer, Allergan and Teva Pharmaceuticals. New Jersey has an established market for life science space due to the employment talent pool, infrastructure, affordability and tax incentives.

170 Park Avenue is located on more than 18 acres in The Green at Florham Park, a 270-acre master planned mixed-use office park, which includes tenants such as BASF’s North American Headquarters and the New York Jets headquarters and training facility. This investment is JLL Income Property Trust’s second acquisition in the healthcare sector in this market following its 2016 purchase of 140 Park Avenue, a newly constructed 100,000-square-foot medical office building leased on a long-term basis to Summit Medical Group, New Jersey’s largest multi-specialty doctor practice group.

This acquisition increases JLL Income Property Trust’s healthcare allocation to five properties totaling more than 450,000 square feet, valued in excess of $215 million and representing approximately 7 percent of its overall portfolio.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $69 billion of assets in private and public real estate property and debt investments as of Q3 2020. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com, and LinkedIn.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.